Exhibit 99.1

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS
Highlights:
•	Fourth quarter net sales increased 15.2 percent to $361.8 million, a fourth quarter record, compared to fourth quarter 2005 net sales of $314.1 million.

•	Fourth quarter net income was $38.4 million, or $1.06 per diluted share, net of $0.03 per diluted share of stock-based compensation expense, compared to $36.6 million, or $0.97 per diluted share, for the same period of last year.

•	Fiscal 2006 net sales were $1,287.7 million, an 11.4 percent increase over 2005 results.

•	Fiscal 2006 diluted earnings per share were $3.36 on 36.6 million weighted average shares, net of $0.18 per diluted share of stock-based compensation expense, compared to $3.36 on 38.9 million weighted average shares for fiscal 2005.

•	Columbia’s board of directors approved a quarterly dividend of $0.14 per share, payable on March 1, 2007 to shareholders of record on February 15, 2007.

•	Columbia reaffirms first quarter 2007 net sales growth of approximately 11.0 percent and raises estimated first quarter 2007 diluted earnings per share of $0.57 to $0.59.
PORTLAND, Ore. — January 25, 2007 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced fourth quarter net sales of $361.8 million for the quarter ended December 31, 2006, an increase of 15.2 percent compared to net sales of $314.1 million for the same period of 2005. Net income for the fourth quarter was $38.4 million, a 4.9 percent increase compared to net income of $36.6 million for the same period of 2005. Earnings per share for the fourth quarter of 2006 were $1.06 (diluted) on 36.3 million weighted average shares, net of $0.03 per diluted share of stock-based compensation expense, compared to earnings per share of $0.97 (diluted) for the fourth quarter of 2005 on 37.7 million weighted average shares.
Compared to the fourth quarter of 2005, U.S. sales increased 14.6 percent to $212.4 million, Other International sales increased 27.4 percent to $66.0 million, European sales increased 10.7 percent to $55.7 million, and Canadian sales increased 4.1 percent to $27.7 million for the fourth quarter of 2006.
Excluding changes in currency exchange rates, consolidated net sales increased 13.3 percent, U.S. sales increased 14.6 percent, Other International sales increased 24.3 percent, European sales increased 4.0 percent and Canadian sales increased 0.4 percent for the fourth quarter of 2006, compared to the same period of 2005.
For the fourth quarter of 2006, outerwear sales increased 22.3 percent to $180.3 million, sportswear sales increased 20.6 percent to $108.5 million, equipment sales increased 150.0 percent to $3.0 million, accessories sales increased 11.5 percent to $13.6 million, and footwear sales decreased 10.9 percent to $56.4 million, compared to the fourth quarter of 2005.
Tim Boyle, Columbia’s president and chief executive officer, commented, “We are proud to report that our strong fourth quarter net sales were driven by healthy growth in outerwear shipments, reflecting increasing demand for Columbia-brand outerwear in the United States and Other International markets, and continued healthy demand for our sportswear products globally. This is a tribute to the improvements in merchandising and design that we made to our fall 2006 outerwear product line, particularly in light of the warm weather conditions across the globe in the fourth quarter. We are also very pleased with our strong balance sheet and working capital position as we enter 2007.”
Fiscal 2006 Results
For 2006, the Company reported net sales of $1,287.7 million, an increase of 11.4 percent over net sales of $1,155.8 million for 2005. The Company reported net income for 2006 of $123.0 million, a 5.9 percent decrease compared to net income of $130.7 million for 2005. Earnings per share for 2006 were $3.36 (diluted) on 36.6 million weighted average shares, net of $0.18 per diluted share of stock-based compensation expense, compared to earnings per share of $3.36 (diluted) for 2005 on 38.9 million weighted average shares.
Compared to 2005, U.S. sales increased 11.1 percent to $752.0 million, Other International sales increased 20.3 percent to $216.3 million, European sales increased 8.1 percent to $199.2 million, and Canadian sales increased 4.7 percent to $120.2 million for 2006.
Excluding changes in currency exchange rates, consolidated net sales increased 10.7 percent, U.S. sales increased 11.1 percent, Other International sales increased 20.3 percent, European sales increased 7.7 percent, and Canadian sales decreased 2.4 percent, compared to 2005.
For 2006, sportswear sales increased 13.1 percent to $509.1 million, outerwear sales increased 12.8 percent to $496.5 million, equipment sales increased 116.5 percent to $19.7 million, footwear sales increased 4.0 percent to $219.7 million, and accessories sales decreased 5.5 percent to $42.7 million, compared to 2005.
Mr. Boyle commented, “We are very pleased with the improvement in sales in 2006, driven by continued strong growth in sportswear, and a return to outerwear sales growth. One of our key goals in 2006 was to stabilize our North American outerwear position, while maintaining growth in our newer product categories, most specifically in our less weather sensitive sportswear product category, and we are very satisfied with the progress we made. During the year we also made acquisitions that open new distribution channels and marketing strategies, and that complement our portfolio of outdoor brands.”
“Over the past several years we have made significant investments in product design and development, and distribution capacity. These investments have been critical to support our long-term growth strategies, and have enabled us to develop and merchandise compelling market-relevant products while continuing to excel operationally for our customers. As stated previously, we are very focused on reversing the decline in the Company’s operating margins and improving returns on invested capital. We intend to do this through rationalization of our 2007 product lines to drive sourcing efficiencies and gross margin improvements and by taking a more measured approach to the fixed cost additions to our SG&A infrastructure,” concluded Mr. Boyle.

Dividend
The Company announced today that the board of directors has approved a dividend of $0.14 per share, payable on March 1, 2007 to shareholders of record on February 15, 2007.
Guidance
Mr. Boyle continued, “Based on spring backlog, we currently anticipate Q1 2007 consolidated revenue growth of approximately 11 percent when compared to the first quarter of 2006, and EPS of approximately $0.57 to $0.59 per diluted share. As a reminder, spring product sales account for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. It is difficult for us to gauge revenue and profitability levels for the full year 2007 until we have more visibility into the fall 2007 season. In keeping with our standard practice, we will announce our fall 2007 backlog and give guidance for the full year in our first quarter 2007 earnings release. Please note that these projections are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on fourth quarter and full year 2006 results on Thursday, January 25, 2007 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s fourth quarter 2006 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please -dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until February 8, 2007.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the first quarter of 2007 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
-tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31
	2006	2005
Current Assets:
Cash and cash equivalents	$64,880	$101,091
Short-term investments	155,170	159,075
Accounts receivable, net	285,942	284,029
Inventories	212,323	185,870
Deferred tax asset	26,740	21,674
Prepaid expenses and other current assets	12,713	11,387

Total current assets	757,768	763,126

Property, plant and equipment, net	199,426	165,752

Intangibles and other assets	70,179	38,762

Total assets	$1,027,373	$967,640

Current Liabilities:
Notes payable	$3,624	$39,727
Accounts payable	88,107	82,838
Accrued liabilities	65,327	56,348
Income taxes payable	31,523	23,110
Current portion of long-term debt	159	7,152

Total current liabilities	188,740	209,175

Long-term debt and other liabilities	136	7,414
Deferred tax liability	7,794	8,261
Shareholders’ equity	830,703	742,790

Total liabilities and shareholders’ equity	$1,027,373	$967,640

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$361,768	$314,097	$1,287,672	$1,155,791
Cost of sales	212,022	179,512	746,617	652,036

Gross profit	149,746	134,585	541,055	503,755
	41.4%	42.8%	42.0%	43.6%

Selling, general, and administrative	96,577	81,837	366,768	322,197
Net licensing income	(2,136)	(1,622)	(5,486)	(4,408)

Income from operations	55,305	54,370	179,773	185,966

Interest (income) expense, net	(822)	(1,195)	(5,562)	(4,889)

Income before income tax	56,127	55,565	185,335	190,855

Income tax provision	17,740	18,935	62,317	60,119

Net income	$38,387	$36,630	$123,018	$130,736

Net income per share:
Basic	$1.07	$0.98	$3.39	$3.39
Diluted	1.06	0.97	3.36	3.36
Weighted average shares outstanding:
Basic	35,883	37,356	36,245	38,549
Diluted	36,301	37,658	36,644	38,943

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Quarter ended December 31, 2006
	Amount
	(millions)	% Change
Consolidated:
Net sales increase (GAAP)	$47.7	15.2%
Effect of currency exchange rate changes	(6.0)	(1.9%)

Net sales increase excluding changes in currency exchange rates	$41.7	13.3%

United States:
Net sales increase (GAAP)	$27.0	14.6%

Europe:
Net sales increase (GAAP)	$5.4	10.7%
Effect of currency exchange rate changes	(3.4)	(6.7%)

Net sales increase excluding changes in currency exchange rates	$2.0	4.0%

Canada:
Net sales increase (GAAP)	$1.1	4.1%
Effect of currency exchange rate changes	(1.0)	(3.7%)

Net sales increase excluding changes in currency exchange rates	$0.1	0.4%

Other International:
Net sales increase (GAAP)	$14.2	27.4%
Effect of currency exchange rate changes	(1.6)	(3.1%)

Net sales increase excluding changes in currency exchange rates	$12.6	24.3%

	Year ended December 31, 2006
	Amount
	(millions)	% Change
Consolidated:
Net sales increase (GAAP)	$131.9	11.4%
Effect of currency exchange rate changes	(8.8)	(0.7%)

Net sales increase excluding changes in currency exchange rates	$123.1	10.7%

United States:
Net sales increase (GAAP)	$75.1	11.1%

Europe:
Net sales increase (GAAP)	$14.9	8.1%
Effect of currency exchange rate changes	(0.7)	(0.4%)

Net sales increase excluding changes in currency exchange rates	$14.2	7.7%

Canada:
Net sales increase (GAAP)	$5.4	4.7%
Effect of currency exchange rate changes	(8.1)	(7.1%)

Net sales decrease excluding changes in currency exchange rates	$(2.7)	(2.4%)

Other International:
Net sales increase (GAAP)	$36.5	20.3%
Effect of currency exchange rate changes	—	—

Net sales increase excluding changes in currency exchange rates	$36.5	20.3%